UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2025
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MADRIGAL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Tower Bridge 200 Barr Harbor Drive, Suite 200 West Conshohocken, Pennsylvania	19428
(Address of principal executive offices)	(Zip Code)
(267) 824-2827
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	MDGL	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2025, the Board of Directors of Madrigal Pharmaceuticals, Inc. (the “Company”) appointed Rita Thakkar as Senior Vice President and Chief Accounting Officer of the Company, effective January 12, 2026. In such capacity, Ms. Thakkar will serve as the “principal accounting officer” of the Company for purposes of filings with the Securities and Exchange Commission. Mardi Dier, the Company's Executive Vice President and Chief Financial Officer, will continue as the Company's “principal financial officer.”

Ms. Thakkar, age 52, was most recently Senior Vice President, Global Business Operations and Capabilities at Bristol Myers Squibb (“BMS”) since 2024. Ms. Thakkar previously served as Chief Audit Officer at BMS from 2019 and as Vice President, Internal Audit at Celgene Corporation (“Celgene”) from 2018 until its acquisition by BMS. During her tenure at BMS, Ms. Thakkar oversaw the global audit team and facilitated the enterprise risk management program and chaired the enterprise risk committee. Broadly, Ms. Thakkar has developed an expertise in areas including internal audit, enterprise risk management, finance and controllership. Ms. Thakkar began her career at PricewaterhouseCoopers Canada in various roles and held prior leadership roles at Celgene, CA Technologies (now Broadcom), McKesson Corporation and Kendle International (now Syneos Health). Ms. Thakkar holds a Bachelor of Arts, Honors Chartered Accountancy Studies degree from the University of Waterloo and completed University of Pennsylvania’s Executive Leadership Program at the Wharton School of Business. Ms. Thakkar is a Certified Public Accountant and Chartered Professional Accountant (Canada).

Pursuant to an offer letter, Ms. Thakkar will receive an annual base salary of $450,000. In addition, Ms. Thakkar will be eligible to receive (i) an annual performance-based bonus with a target opportunity equal to 40% of her base salary, based on the achievement of corporate and individual targets determined by the Compensation Committee of the Company’s Board of Directors. In connection with her appointment, Ms. Thakkar will receive an initial equity award with a target aggregate value of $1,932,000. Such award will be composed of: (a) 70% time-based restricted stock units (with 25% vesting on each of the first four anniversaries of the grant date, subject to Ms. Thakkar’s continued employment) and (b) 30% stock options (with 25% vesting on the first anniversary of the grant date and 6.25% vesting on each quarterly anniversary thereafter, subject to Ms. Thakkar’s continued employment), in each case subject to the terms and conditions of the Company’s 2025 Inducement Plan and related award agreements.

In connection with her appointment, Ms. Thakkar will enter into a Severance and Change of Control Agreement with the Company (the “Severance Agreement”) pursuant to which, if (i) her employment is terminated by action of the Company other than for “cause” (as defined in the Severance Agreement) or (ii) she terminates her employment for “good reason” (as defined in the Severance Agreement) (each a “Qualifying Separation”), she will be entitled to: (a) continuation of payment of her then-current annual base salary for a twelve-month period; (b) a separation bonus in an amount equal to the target annual bonus for the year in which her employment is terminated, payable in twelve monthly installments; (c) except as otherwise provided in the applicable award agreement, accelerated vesting of all outstanding equity awards that would have vested during the period commencing on the date of termination through and including the date that is twelve months following such date of termination; and (d) continuation of health benefits for twelve months, in each case subject to her execution of a general release of claims. If such Qualifying Separation occurs within a period of one year following a “change of control” (as defined in the Severance Agreement), then Ms. Thakkar will be entitled to receive, subject to her execution of a general release of claims: (a) a lump sum payment equal to her then-current annual base salary; (b) a separation bonus in an amount equal to the target annual bonus for the year in which her employment is terminated; (c) except as otherwise provided in the applicable award agreement, accelerated vesting of all outstanding equity awards; and (d) continuation of health benefits for twelve months. The Severance Agreement does not provide for any tax gross-up payments. Ms. Thakkar also will enter into a customary indemnification agreement with the Company with respect to her service as an officer of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADRIGAL PHARMACEUTICALS, INC.

	By:	/s/ Mardi Dier
Name: Mardi Dier
Title: Executive Vice President and Chief Financial Officer
Date: December 11, 2025
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